Exhibit 99.1

Speedway Motorsports Reports First Quarter 2011 Results and Reaffirms Full Year 2011 Guidance

CONTACT:	Speedway Motorsports, Inc. Janet Kirkley, 704-532-3318

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Speedway Motorsports Reports First Quarter 2011 Results and

Reaffirms Full Year 2011 Guidance

CONCORD, NC (May 4, 2011) – Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported first quarter 2011 total revenues of $86.7 million and adjusted non-GAAP income from continuing operations of $3.2 million or $0.08 per diluted share. Also, SMI reaffirmed its full year 2011 earnings guidance of $0.90 to $1.20 per diluted share from continuing operations. The adjusted non-GAAP results for the first quarter 2011 exclude a non-recurring charge pertaining to early debt redemption and refinancing as further discussed and reconciled with comparable GAAP amounts below. GAAP loss from continuing operations was $1.2 million or $0.03 per diluted share for the first quarter 2011.

First quarter 2011 results were also impacted by, among other factors, the following:

•

Atlanta Motor Speedway held a NASCAR Sprint Cup Series racing event in last year’s first quarter that has been realigned to Kentucky Speedway in the third quarter 2011, and Charlotte Motor Speedway held a NHRA Nationals racing event in last year’s first quarter that was held in the second quarter 2011

•	Ongoing effects of challenging economic conditions, including higher fuel prices

•	Lower interest expense from debt refinancing transactions in the first quarter 2011

•	Lower effective income tax rates in 2011

The Company’s admissions and many event related and other revenue categories continue to be negatively impacted by declines in consumer and corporate spending due to weak economic conditions, including high fuel prices. In 2011, similar to 2010, management has reduced many ticket prices and increased promotional spending to help foster fan support and mitigate any near-term demand weakness. Because many revenues, such as admissions and corporate marketing arrangements, are sold well in advance of scheduled events, management believes it takes relatively longer for SMI’s results to reflect sales growth as economic conditions improve.

First Quarter Comparison:

•	Total revenues were $86.7 million in 2011 compared to $118.5 million in 2010

•	After tax loss on early debt redemption and refinancing was $4.5 million or $0.11 per diluted share in 2011

•	Loss from continuing operations was $1.2 million or $0.03 per diluted share in 2011 compared to income from continuing operations of $10.3 million or $0.24 per diluted share in 2010

•	After tax losses from discontinued operations were $274,000 or $0.01 per diluted share in 2011 compared to $1.3 million or $0.03 per diluted share in 2010

•	Net loss was $1.5 million or $0.04 per diluted share in 2011 compared to net income of $9.0 million or $0.21 per diluted share in 2010

Non-GAAP Financial Information and Reconciliation

Income or loss from continuing operations, and diluted earnings or loss per share from continuing operations, as adjusted set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to income or loss from continuing operations and diluted earnings or loss per share from continuing operations. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP, all net of taxes. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s results of continuing operations separate from discontinued operations and non-recurring transactions, neither of which are expected to materially impact the Company’s future operations. Management uses the non-GAAP information to assess the Company’s continuing operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, diluted earnings or loss per share, or income or loss and diluted earnings or loss per share from continuing operations, determined in accordance with GAAP.

	Three Months Ended March 31:
	2011	2010
	(in thousands, except per share amounts)
Consolidated net (loss) income using GAAP	$(1,518)	$8,978
Loss from discontinued operation	274	1,277

Consolidated (loss) income from continuing operations	(1,244)	10,255
Loss on early debt redemption and refinancing	4,458	—

Non-GAAP consolidated income from continuing operations	$3,214	$10,255

Consolidated diluted (loss) earnings per share using GAAP	$(0.04)	$0.21
Loss from discontinued operation	0.01	0.03

Consolidated diluted (loss) earnings per share from continuing operations	(0.03)	0.24
Loss on early debt redemption and refinancing	0.11	—

Non-GAAP diluted earnings per share from continuing operations	$0.08	$0.24

Significant 2011 First Quarter Racing Events

•	Bristol Motor Speedway - NASCAR Jeff Byrd 500 presented by Food City Sprint Cup and Scotts EZ Seed 300 Nationwide Series racing events

•	Las Vegas Motor Speedway - NASCAR Kobalt Tools 400 Sprint Cup and Sam’s Town 300 Nationwide Series racing events

2011 Earnings Guidance Reaffirmed

The Company reiterated that first quarter 2011 results are consistent with its previous full year 2011 earnings guidance of $0.90-$1.20 per diluted share from continuing operations. This guidance excludes the non-recurring charge related to the first quarter 2011 debt refinancing described below. The wide range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, as well as the timing and pace of economic recovery. High or increasing fuel prices, particularly given the elevated geopolitical tensions in the Middle East and other foreign regions, could significantly impact our future results.

As previously announced, in the first quarter 2011, the Company amended and restated its Credit Facility, issued new Senior Notes due 2019 and redeemed Senior Subordinated Notes previously due 2013. The Company reflected a non-recurring charge for early redemption premium, unamortized net deferred loan costs, and settlement payment and transaction costs associated with the former debt arrangements, of approximately $4.5 million, net of income taxes of $2.9 million.

Stock Repurchase Program and Dividends

During the first quarter 2011, the Company repurchased 68,000 shares of common stock for approximately $1.0 million under its previously announced stock repurchase program. As of March 31, 2011, the Company has repurchased 3,445,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase under the program, as currently authorized, is 555,000.

On February 16, 2011, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per share of common stock, aggregating approximately $4.2 million, which was paid on March 15, 2011 to shareholders of record as of March 1, 2011. On April 20, 2011, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per share of common stock aggregating approximately $4.2 million, payable on June 10, 2011 to shareholders of record as of May 20, 2011. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

Comments

“Our first quarter results were within our expectations, and reflect stable or increasing revenues in several important revenue categories such as radio broadcasting and speedway rentals,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “These revenue trends, along with continuing renewed interest of our current and prospective corporate marketing partners, optimistically indicate to us that economic conditions are improving. Also, television ratings for our sport’s NASCAR Sprint Cup Series are up over last year, demonstrating that NASCAR’s changes are indeed improving on-track racing competition and generating renewed fan excitement and media interest. Installation of the world’s largest high-definition video board at our Charlotte Motor Speedway is near completion, and an exciting showcase is planned at our NASCAR Sprint All-Star race on May 21, 2011. This is another proud example of SMI’s industry-leading innovation that could help transform racing entertainment, bringing back many of our fans from home or other venues unable to provide a comparable awe-inspiring experience.

“SMI continues with several initiatives to enhance revenues and contain costs. We believe our ticket and other price reductions are successfully helping offset the challenging economic conditions, including rising fuel prices, for our fans. Our successful first quarter 2011 financing transactions are expected to substantially reduce future interest costs and improve cash flows. And I never tire of saying most of our NASCAR Sprint Cup and Nationwide Series event sponsorships for 2011 are already sold, as well as many for racing seasons beyond 2011. Another positive trend is that SMI’s racing events are on track to attract more fiercely-loyal fans in 2011 than the almost four million who attended last year. SMI believes these factors provide us with outstanding prospects for renewed long-term growth as economic conditions improve.”

“The excitement continues to build about SMI’s inaugural NASCAR Quaker State 400 Sprint Cup race at our newly modernized Kentucky Speedway on Saturday night, July 9, 2011, where a sold-out crowd is anticipated”, stated O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports. “Advance ticket sales for this first class facility have exceeded expectations, leaving little doubt this premium market represents a tremendous long-term growth opportunity for SMI. We feel the improvements NASCAR continues to make to our sport are bringing back the competitive excitement that created our loyal fan base and our sport’s popularity. We strongly believe our industry-leading innovation and first class facilities in premium markets, along with the increase in television ratings and renewed core fan interest, provide broadcasters and advertisers with outstanding long-term promotional opportunities.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Infineon Raceway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to design, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, the success of our Motorsports Authentics merchandising joint venture, capital projects and expansion, financing needs, and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 888-735-0476 (US, Canada / toll-free) or 706-758-1524 (International / toll). The reference number is 62530998. A webcast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning at 12:00 PM (ET) May 4th through 11:59 PM (ET) May 18th. The reference number is 62530998. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For the Three Months Ended March 31, 2011 and 2010

(In thousands except per share amounts)

	Three Months Ended
INCOME STATEMENT DATA	3/31/2011	3/31/2010

Revenues:
Admissions	$24,576	$37,126
Event related revenue	26,625	34,021
NASCAR broadcasting revenue	28,426	39,166
Other operating revenue	7,048	8,142

Total Revenues	86,675	118,455

Expenses and Other:
Direct expense of events	15,552	20,272
NASCAR purse and sanction fees	18,293	25,656
Other direct operating expense	5,374	6,141
General and administrative	21,503	21,827
Depreciation and amortization	13,250	13,647
Interest expense, net	11,247	13,548
Loss on early debt redemption and refinancing	7,433	—
Other (income) expense, net	(20)	120

Total Expenses and Other	92,632	101,211

(Loss) Income from Continuing Operations Before Income Taxes	(5,957)	17,244
Income Tax Provision	4,713	(6,989)

(Loss) Income from Continuing Operations	(1,244)	10,255
Loss from Discontinued Operation, Net of Taxes	(274)	(1,277)

Net (Loss) Income	$(1,518)	$8,978

Basic (Loss) Earnings Per Share:
Continuing Operations	$(0.03)	$0.24
Discontinued Operation	(0.01)	(0.03)

Net (Loss) Income	$(0.04)	$0.21

Weighted average shares outstanding	41,594	42,187

Diluted (Loss) Earnings Per Share:
Continuing Operations	$(0.03)	$0.24
Discontinued Operation	(0.01)	(0.03)

Net (Loss) Income	$(0.04)	$0.21

Weighted average shares outstanding	41,594	42,188

Note: Certain per share amounts were rounded so that all earnings or loss per share amounts presented on the accompanying selected data are additive.

Major NASCAR-sanctioned Events Held During Period	4	5

Certain Race Schedule Changes:

• Atlanta Motor Speedway held a NASCAR Sprint Cup Series racing event in the first quarter 2010 that has been realigned to Kentucky Speedway in the third quarter 2011.

• Charlotte Motor Speedway held a NHRA Nationals racing event in the first quarter 2010 that was held in the second quarter 2011.

BALANCE SHEET DATA	3/31/2011	12/31/2010

Cash, cash equivalents and short-term investments	$88,327	$93,175
Net assets of discontinued operation	—	2,150
Total current assets	184,520	163,255
Property and equipment, net	1,178,863	1,169,281
Goodwill and other intangible assets, net	582,298	582,298
Total assets	1,985,267	1,951,524

Deferred race event income, net	103,347	67,084
Total current liabilities	156,675	107,131
Credit facility revolving and term loan borrowings	196,250	20,000
Total long-term debt	624,676	628,697
Total liabilities	1,125,333	1,085,287
Total stockholders’ equity	859,934	866,237